UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 11, 2005

eCOST.COM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50887	33-0843777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 West 190th Street, Suite 106

Torrance, California 90504

(Address of Principal Executive Offices) (Zip Code)

(310) 225-4044

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 11, 2005, our board of directors granted stock options to Gary W. Guy, our President and one of our directors, and Thomas A. Maloof, one of our directors, in connection with our spin-off from PC Mall, Inc. The spin-off was completed on April 11, 2005 when PC Mall distributed, to its stockholders of record on March 28, 2005, approximately 1.2071 shares of our common stock as a special dividend on each share of its common stock outstanding on March 28, 2005.

The stock options were granted pursuant to the terms of the Employee Benefit Matters Agreement, dated September 1, 2004, that we entered into with PC Mall in contemplation of the spin-off. The Employee Benefit Matters Agreement provides that, among other things, upon completion of the spin-off, all outstanding PC Mall stock options that were outstanding on the record date for the spin-off and remained unexercised as of the distribution date for the spin-off would be converted into: (1) a stock option to purchase the same number of shares of PC Mall common stock at an adjusted exercise price, and (2) a new stock option to purchase eCOST.com common stock. Based on the distribution ratio applied in the spin-off, holders of affected PC Mall stock options were granted an eCOST.com stock option to purchase approximately 1.2071 shares of our common stock for each share of PC Mall common stock subject to their original PC Mall stock option. These adjustments were made in an effort to preserve the intrinsic value of the PC Mall options in accordance with applicable accounting guidelines. Additionally, the Employee Benefit Matters Agreement requires that the new eCOST.com stock options be granted under our 2004 Stock Incentive Plan and that their other terms be substantially the same as the PC Mall stock options to which they relate.

The number of shares, exercise price and expiration terms of the new eCOST.com stock options granted to Messrs. Guy and Maloof in connection with the spin-off are as follows:

Name	Shares		Exercise Price	Expiration Date
Gary W. Guy	200	(1)	$0.80	8/4/2005
	60	(1)	$0.80	8/4/2005
	604	(1)	$0.95	7/1/2007
	3,621	(1)	$1.19	12/29/2007
	3,259	(1)	$3.58	6/11/2009
	12,071	(2)	$1.08	9/17/2011
	2,414	(1)	$0.81	6/15/2008

Thomas A. Maloof	6,035	(1)	$3.99	5/18/2009
	24,142	(1)	$2.50	5/18/2010
	7,242	(3)	$5.04	10/16/2013
	6,035	(1)	$1.13	8/16/2012
	24,142	(4)	$7.85	10/28/2014

(1)	This stock option is currently fully exercisable.

(2)	This stock option is exercisable in equal annual installments over a 4-year period from its original PC Mall stock option grant date of September 17, 2001.
(3)	This stock option is exercisable in equal annual installments over a 2-year period from its original PC Mall stock option grant date of October 16, 2003.
(4)	This stock option is exercisable in equal quarterly installments over a 2-year period from its original PC Mall stock option grant date of October 28, 2004.

Item 5.01 Changes in Control of Registrant.

On April 11, 2005, PC Mall completed its spin off of eCOST.com by distributing to its stockholders of record on March 28, 2005, approximately 1.2071 shares of our common stock as a special dividend on each share of its common stock outstanding on March 28, 2005. Prior to the completion of the distribution on April 11, 2005, PC Mall held 14,000,000 shares, or approximately 80.2%, of our outstanding common stock. PC Mall has announced that it will deliver cash in lieu of any fractional eCOST.com shares to which its record stockholders would otherwise be entitled in connection with the distribution. PC Mall stockholders were not required to pay any cash or other consideration for the eCOST.com shares received in the distribution. As a result of the distribution, PC Mall is no longer a controlling stockholder of eCOST.com.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On April 11, 2005, Thomas A. Maloof resigned as a member of our board of directors. Mr. Maloof continues to serve on the board of directors of PC Mall.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eCOST.COM, INC.

Date: April 13, 2005	By:	/s/ Adam W. Shaffer
Adam W. Shaffer
Chief Executive Officer